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EDITED TRANSCRIPT

HES - Hess Corporation Conference Call to Discuss Multi-Year Transformation to a Pure Play Exploration and Production

EVENT DATE/TIME: MARCH 04, 2013 / 2:00PM GMT

OVERVIEW:

On 03/04/13, HES announced the culmination of its multi-year strategic transformation process by exiting downstream businesses and becoming a pure play E&P co.

          its   multi-year  strategic transformation  process  by  exiting  downstream  businesses  and  becoming  a  pure play E&P  co.

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CORPORATE   PARTICIPANTS

Jay Wilson  Hess  Corp  -  VP,  IR

John Hess  Hess  Corp  -  Chairman  of  the  Board  &  CEO

John Rielly  Hess  Corp  -  SVP  & CFO

Greg Hill  Hess  Corp  -  Senior  Executive,  Board  of  Directors

CONFERENCE   CALL   PARTICIPANTS

Paul Sankey  Deutsche  Bank  -  Analyst

Edward  Westlake  Credit  Suisse  -  Analyst

Evan  Calio  Morgan  Stanley  -  Analyst

Roger Read  Wells  Fargo  Securities  -  Analyst

Doug  Leggate  BofA  Merrill  Lynch  -  Analyst

Arjun  Murti  Goldman  Sachs  -  Analyst

Doug Terreson  ISI  Group  -  Analyst
John Herrlin  Societe  Generale  -  Analyst
Blake Fernandez  Howard  Weil  Incorporated  -  Analyst

PRESENTATION

Operator

Good day,  ladies  and  gentlemen,  and  welcome  to  the  Hess  March  4,  investor  call.  My  name  is  Grant,  and  I'll  be  your  operator  for  today.  At  this  time all participants  are  in  listen-only  mode.  We  will  be  conduct  a  question  and  answer  session  toward  the  end  of  this  conference.

(Operator Instructions)

As a  reminder  this  call  is  being  recorded  for  replay  purposes.  I  would  now  like  to  turn  the  call  over  to  Mr.  Jay  Wilson,  Vice  President  Investor  Relations. Please proceed,  sir.

Jay Wilson  -  Hess  Corp  -  VP,  IR

Thank you,  Grant.  Good  morning,  everyone  and  thank  you  for  joining  us.

We  have  a  lot  to  cover  today,  and  I  suggest  that  if  you  haven't  done  so  already,  turn  to  the  slide  presentation  we  posted  at  www.transforminghess.com. We'll  ask  you  to  follow  along  with our slides.  John  Hess  will  walk  you  through  the  first  18  slides.  We  encourage  you  to  review  the  remaining  slides, as well.  I  trust  you've  already  seen  the  press  release  and  a  shareholder  letter  that  we  also  released  this  morning.  Both  are  also available on  the website.

Before I turn  it  over  to  John  Hess,  some housekeeping. This  presentation  contains  projections  and  other  forward-looking  statements  within  the meaning of  the  Securities  Exchange  Act  of  1934.  These  projections   and  statements  reflect  the  Company's  current  views  with  respect  to  future events and  financial  performance.  No  assurances,  excuse  me,  no  assurances  can  be  given,  however,  that  these  events  will  occur  or that these projections will  be  achieved,  and actual results  could  differ  materially  from  those  projected,  as  a  result  of  certain  risk  factors.  A  discussion  of  these risk factors  is  included  in  the  Company's  periodic  reports  filed  with  the  Securities  and  Exchange  Commission.

Finally, I  will  note  that  Hess,  its  directors,  and  certain  of  its  executive  officers  may  be  deemed  to  be  participants  in  the  solicitations  of  proxies  from   shareholders in  connection  with  the  matters  to  be  considered  at  our  2013  annual  meeting.  Hess  intends  to  file  a  proxy  statement  and  white  proxy card with  the  US  Securities  and  Exchange  Commission   in  connection  with  any  such  solicitation  of  proxies  from  Hess  shareholders.  Investors  and shareholders are  strongly  encouraged  to  read  Hess's  proxy  statement  and  any  other  document  filed  with  the  SEC,  carefully  and  in  their  entirety, when they  become   available,  as  they  will  contain  important  information.

With that,  let  me  turn  it over to  John  Hess,  our  Chairman  and  CEO,  to  get  started.

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

Thank you,  Jay.  Let  me  add  my  thanks  to  all  of  you  for  joining  us  this  morning.

We will begin today  on  slide  number  4.  As  many  of  you  know,  our  board  and  management  team have been  in  the  process  of  transforming  Hess into a  more  focused  and  higher  growth  exploration  and  production  Company.  Today  we  are  announcing  the  culmination  of  that  process  by  exiting our Downstream  businesses  and  becoming  a  pure  play  E&P  company.

Specifically, we  will  be  divesting  our  Retail  Energy  marketing   and  Energy  Trading  businesses,  divesting  our  E&P  assets  in  Indonesia  and  Thailand, and pursuing  the  monetization  of  our  Bakken  midstream  assets.  Proceeds  from  all  initiatives  announced  to  date  will  be  used,  first  to  strengthen our balance  sheet  in  order  to  fund  future  growth,  and  next,  to  increase  current  returns  to  all  shareholders  through  a  150%  increase  of  our  annual dividends to  $1  per  share,  commencing  in  the  third  quarter  of  2013,  as  well  as  to  re-purchase up to  $4  billion  of  Hess  shares.  We  also  expect  to return additional  capital  to  shareholders  in  connection  with  the  monetization  of  our  midstream  Bakken  assets  expected   in  2015.

We are  also  adding  six  world  class  independent  directors  to  board.  Last  August,  we  met  with  a  search  firm  to  begin  identifying  candidates.  The  six new  independent  directors  are  outstanding  by  any  measure.  They  bring  the  right  mix  of  top  corporate  leadership,  operational  and  financial  expertise, and  top  level  E&P  experience.  With  these  six  new  directors,13  of  the  14  members  of  our  board  will  be  independent.

Before I  continue,  I  would  like  to  recognize  our  existing  directors.  Former  Treasury  Secretary  Nicholas  Brady,  former  Governor  Thomas  Kean,  former Senator Sam  Nunn,  and  Frank  Olson  will  be  retiring  from  our  board.  Two  of  our  senior  executives,  Greg  Hill  and  Borden  Walker,  also  are  leaving  the Board, but  will  continue  in  their  current  leadership  roles.  All  of  these  directors  have  served  with  distinction.  They,  along  with  our  management team, and  our  continuing  directors,  deserve  significant  credit  for  building  our  Company  today,  and  positioning  us to create  near  and  long-term value for  all  of  our  shareholders.

The fact  that  Hess  has  some  of  the  best  oil  and  gas assets in  our  industry,  including  our  leading  position  in  the  Bakken,  is  in  large  part  due  to  their vision and  commitment.  They  have  my  most  sincere  gratitude  and  respect,  and  I  want  to  thank  them  for  their  service  and  many  invaluable contributions to  Hess  over  the  years.

I am  now  looking  at  slide  number  5.  It  was  on  our  quarterly  conference  call  in  July  2012,  that  I  first  referred  to  the  significant  transformation  which was underway  at  Hess.  I  described  how  we  were  at  the  midpoint  of  a  five-year  transformation   process.  Subsequently,  our  shareholders  and  Wall Street analysts indicated  broad  support  for  Hess's  strategic  transformation.  From  the  date  of  that  announcement,  to  the  date  we  announced  the sale of  our  terminal  network,  our  stock  has  been  up  34%.

There have been  essentially  three  phases  that  this  transformation  has  followed,  and  as  you  can  see  on  this  slide,  we  have  made  profound  changes and taken  a  significant  number  of  actions  over  the  last  several  years.  Beginning   in  2010  with  Phase  I,  we  began  a  process  of  continuing  to invest in our  growth  engines for the  future,  focusing  the  upstream  business  by  pruning  mature  assets  and  reducing  our  exposure  to  the  downstream business. Specifically,  we  substantially  built  upon  our  leadership  position  in  the  Bakken,  including  adding  250,000  net  acres  in  2010.  We  established a core  position  in  the  emerging  Utica  shale  play,  and  through  a  series  of  transactions,  we  increased  our  ownership  interest in Valhall.  Lastly  we closed our  HOVENSA  joint  refinery  in  St.  Croix,  US  Virgin   Islands.

In terms  of Phase II,  on  our  July  2012  earnings  call,  for the first  time we publicly  communicated  how we were  at  a  midpoint  of Hess's strategic transformation. On  the  call,  we  specified  a  number  of  steps  that  the  Company  was  committed  to  making  in  the  future  in  support  of  that  process.

These steps  included focusing our  E&P  strategy  on  lower  risk  and  higher  growth  shale  assets,  including  our  Bakken  and  Utica  positions,  exploiting existing discoveries  such  as  Tubular  Bells  in  the  North  Malay  Basin,  narrowing  our  exploration  focus  to  a  few  key  areas  such  as  offshore  Ghana, further divesting  upstream  assets  to  focus  on  our  growth  engines,  continuing  to  reduce  our  exposure  to  downstream,  by  completing  our  exit  from the Refining  business  with  a  closure  of  our  Port  Reading,  New  Jersey  refinery,  and  divesting  our  terminal network. We  also  reduced  capital expenditures by  increasing efficiencies in  the  Bakken  and  sharpening  our  focus  in  exploration.

With today's  announcement,  we  are  entering  Phase  III,  completing  our  transformation  to  a  pure  play  E&P  company.  We  will  exit  what  remains  of the downstream and further  focus  our  E&P  portfolio  on  future  growth.  As  slide  number   6  makes  clear,  the  market  has  been  recognizing   the  value we are  creating.  From  when  we  announced  our  July  2012  strategy  update,  our  shares  have  outperformed  our  peer  group.  Our  reported  financial results have  been  strong,  for  the  full  year  2012,  our  net  income  of  $2  billion  was  the  third  highest  in  Hess  Company   history   and  our  cash  flow  of

$5.7 billion  was  the  highest  in  our  history.  We  are  committed  to  delivering  long-term,  sustainable  value  to  all  of  our  shareholders, and the  road map we  have  laid  out  today  is  going  to  help  us  do  just  that.

Let me  take a moment  now  to  sketch  out  the  profile  of  the  transformed  Hess  in  greater detail. Moving to  slide  number  8.  As  I  said  with  today's announcement,  Hess  will  become  a  more  focused,  higher  growth,  lower  risk,  pure  play  E&P  Company.   We  will  deliver  current  returns  to  all shareholders  while  investing  for  future  growth.  With  this  focus,  we  expect  to  achieve  a  five-year  compound  average  annual  growth  rate  in  production through  2017,  of  5%  to  8%  off  of  2012  pro  forma  production.

We also  expect  to  grow  our  production  in  the  mid-teens  in  aggregate,  from  2012  pro  forma  to  2014.  In  addition,  beginning  in  2013,  pro  forma  cash margin for  BOE  is  expected  to  increase  by  $5.  Importantly,  we  have  the  breadth  of  technical  skills  and  operating  capabilities  to  deliver  this  growth and profit.  Sharing  these  capabilities  and  technical  skills  across  all  of  our  projects  globally  enables us to  drive  better  returns  through  cost  and  other efficiencies.

As evidence  of  these  capabilities,  Hess  is  a  partner  of  choice  for  leading  international  oil  companies  and  host  governments  on  major  E&P  projects. This recognition  of  our  capabilities  drives  value  creation  for  all  of  our  shareholders  now  and  for  the  future.  We  will  also  retain  our  financial  flexibility to fund  future  development,  return  capital  to  shareholders,  and  allocate  capital  efficiently.

Moving to  slide  number  9.  You  can  see  our  focus  on  the  five  key  areas  I  mentioned  earlier.  This  map  shows  that  78%  of  our  proved  reserves  and

84% of  our  production  is  concentrated  in  five  geographic  locations.  All  of  our  long-term  growth  opportunities  are  close  to  our  near  term  producing assets, and  in  many  cases  have  been  generated  as  a  result  thereof.  These  opportunities  include,  Tubular  Bells  in  the  Deep  Water  Gulf  of  Mexico, North Malay  Basin,  which  is  adjacent  to  and  shares  similar  geology  with  the  Malaysia  Thailand  joint  development  area  in  the  Gulf  of  Thailand,  Utica, where we  are applying the  expertise  developed  in  the  Bakken, and Ghana, which shares  similar  geology  as  Equatorial  Guinea, where we  have  a strong operating  position.

On slide  number  10,  you'll  see  that  we  have  six  core  projects.  Collectively  they  will  underpin  an  expected  five-year  compound  average  annual growth rate  in  production  through  2017,  of  5%  to  8%,  off  of  2012  pro  forma  production.  Our  production  growth  over  the  next  two  years  will  come from the  continued  development  of  the  Bakken  in  Valhall  and  the  start-up  production  in  North  Malay  Basin  and  Tubular  Bells.  Utica  will  also  support our longer  term  production  growth,  and  Ghana  is  in  the  early  stages.  It  is  a  promising  longer  term  opportunity.  We  recently  announced  that  we have seven  consecutive  discoveries  in  Ghana.  We  are  planning  appraisal  activities  there,  and  are  conducting  pre-development  studies.

And as  I  noted  before,  beginning  in  2013,  pro  forma  cash  margin  per  BOE  is expected to  increase  by  $5.  Slide  number  11  is  a  good  snapshot  of  our proven reserve  base.  Simply  put,  we  have  the  highest  percentage  of  reserves  that  are  liquids  based  among  our  peers.  And  as  to  production,  85% of our  pro  forma  2013,  estimated  crude  oil  production  is  Brent  linked.  Also,  only  6%  of  our  production  is  US  natural  gas.  Our  significantly  oil-linked portfolio should  allow  us  to  achieve  stronger  cash  margins  and  returns  than  our  peers.

The next  three  slides  show  how  the  breadth  of  our  world  class  technical  capabilities  translate  into  efficiencies,  global  synergies,  higher  returns,  and new investment  opportunities.  Slide  number  12  shows  that  we  are  a  leader in the  Bakken  and  are  realizing  significant   operating   efficiencies  there, which is  North  America's  most  promising  shale  oil  play.  Our  daily  production  is  increasing,  and  we  are  demonstrating  exceptional  performance. On a 30-day  initial  production  rate  basis,  for  2012,  3  of  the  top  5  wells  in  the  Bakken  and  10  out  of  the  top  25, are Hess  wells.

You can  see  along  the  top  half  of  the  slide,  how  we  have  substantially  driven  drilling  and  completion  costs  down  and  expect  continued  reductions as we  have  moved  to pad drilling.  We  also  have  some  of  the  best  people  in  the  industry  working  on  the  Bakken  play.  As  shown  on  slide  number

13, our  well  costs  now  rank  us  among  the  lowest  cost  and  best  in  our  peer  group.

Please turn  to  slide  number  14.  We  are  a  recognized  quality  global  operator.  Because  of  the  breadth  of  our  expertise  and  technical  capabilities,  we continue to  be  trusted  and  picked  by  leading  international  oil  companies  and  host  governments  to  operate  major  new  oil  and  gas  developments. For example,  Chevron  endorsed  us  as  the  operator  of  the  $2.3  billion  Tubular  Bells  Deep  Water  Gulf  of  Mexico  development,  and  PETRONAS  picked us  as  operator  of  the  $2.9  million  North  Malay  Basin  offshore  development.  This  breath  of  our  technical  capabilities  Has  delivered  great  opportunities to  develop   new  areas  of  growth.  Now,  and  in  the  future.

To highlight  just  three  examples.  We  are  currently  at  the  employing  our  Bakken  fracking  methodology  to  our  drilling  and  completions  in  the Malaysia Thailand  joint  development  area.  We  are  leveraging   our  managed  pressure  drilling  expertise  from  South  Arne  in  Denmark  to  the  Utica shale play  in  Ohio.  And  we  are  using  expertise  gained  in  the  Gulf  of  Mexico  and  Equatorial Guinea to  drive  our  recent  success  in  Ghana.

Turning to  slide  number  15.  Our  plan  is  laser  focused  on  creating  value  for  our  shareholders,  including  returning  capital  to  shareholders,  retaining financial flexibility  for  future  growth,  and  continuing  to  allocate  capital  efficiently.  Specifically,  we  expect  to  deploy  the  proceeds  from  all  of  our initiatives announced  to  date  in  the  following  manner.  First,  to  pay  down  short-term  debt,  provide  a  cash  cushion  of  an  additional  $1  billion  against future commodity  price  volatility,  as  well  as  help  fund  the  development  of  our  focused  growth  projects.

Next, to  increase  current  returns  to  all  shareholders  through  150%  increase  of  our  annual  dividend  to  $1  per  share,  commencing  in  the  third  quarter of 2013.  Third,  to  re-purchase  up  to  $4  billion  of  Hess  shares  with amount and  timing  of  these re-purchases tied  to  our  asset-sale  program.   Fourth in addition  to  this  $4  billion  repurchase  authorization,  we  also  expect  to  return  capital  to  shareholder  in  connection  with  the  monetization  with our midstream  Bakken  assets  expected   in  2015.

We are  also  efficiently  allocating  capital  to maximize returns.  In  2013,  we  decreased  upstream  capital  and  exploratory  expenditures  by  17%,  and we expect  further  reductions  in  2014.  In  terms  of  our  exploration,  we  focused  our  budget  by  decreasing  allocated  spend  by  29%  when  compared to 2012.  Lastly,  we  have  a  cost  reduction   program  underway,  which  we  anticipate   could  save  us  at  least  $150  million  annually.

Slides number  16  and  number  17  introduce  our  new  independent  directors.  We  do  not  think  there's  a  better  team  anywhere  for  what  we  are  trying to achieve.  These  independent  directors  agreed  to  join  our  board,  because  they  believe  in  our  outstanding  plan,  and  they  recognize  that  our  plan is the  right  plan  for  all  of  our  shareholders. I would  like  to  take  some  time  to  tell  you  about  each  of  these  accomplished,  recognized  leaders  in  their fields.

John Krenicki, was one  of  the  four  Vice  Chairman  of  GE,  and  served  as  President  and  Chief  Executive  Officer  of  GE  Energy.  John  is  recognized   as one of  the  best  operating  executives  in  corporate  America.  He  was  responsible  for  doubling  GE's  revenue  base  and  building  it  into  one  of  GE's largest businesses,  representing  two-thirds  of  GE's  non-financial  revenues.  He  is  currently  a  partner  at  private  equity  firm  Clayton,  Dublier  &  Rice.

Dr. Kevin  Meyers,  is  recognized  as  one  of  the  oil  and  gas  industries'  top  senior   E&P  executives.  As  ConocoPhillips'  Senior  Vice  President  Exploration and Production,  he  ran  the  company's  E&P  business  for  the  Americas.  He  has  over  30  years  experience  in  exploration  and  production,  both  domestic and international,  and  spearheaded  the  company's  development  of  the  Eagle  Ford  Shale,  and  drove  their  operations  in  the  Permian  Basin  and  the Bakken.

Fred Reynolds,  is  recognized  as  one  of  the  best  CFOs  in  America.  Fred  has  had  an  extensive  career  in  corporate  finance  and  accounting  as  Executive Vice President  and  Chief  Financial  Officer  of  CBS  Corporation  and  its  predecessors  from  January  1994 until his  retirement  in  August  2009.  During his tenure  as  CFO,  shareholders  experienced  substantial  share  price  appreciation  and  significant  capital  returns.

Bill Schrader  held  senior  executive  positions  at  BP,  overseeing  many  of  BP  's  most   important  E&P  assets.  Bill  was  Chief  Operating  Officer  of  TNK-BP, which comprised  27%  of  BP's  reserves   and  29%  of  BP's  production.  Bill  also  served  as  President  of  one  of  their  most  valuable  assets,  BP  Azerbaijan, and as  CEO  of  BP  Exploration  Angola,  he  oversaw  a  number  of  BP's  deep  water  oil  discoveries.  Bill  was  also  responsible  for  all  of  BP's  E&P  business Indonesia, including  the  Tangguh  LNG  project.

Dr. Mark  Williams,  served  at  the  highest  management  level  of  Royal  Dutch  Shell  during  his  35-year  career  there,  one  of  the  world's  largest  oil  and gas companies.  He  has  17  years  of  broad  experience  in E&P and  the  remainder  in midstream and  downstream   businesses.  As  a  Shell  executive committee member,  he  was  part  of  the  senior  leadership  team  collectively  responsible  for  all  strategic,  capital,  and  operational  matters.

And finally,  also  joining  our  board  is  Jim  Quigley,  who  ran  one  of  the  world's  largest  consulting  and  accounting  firms,  Deloitte.  Culminating  with his role  as  the  Chief  Executive  Officer  of  Deloitte,  he  has  38  years  of  experience  in  consulting,  audit,  tax,  and  financial advisory services.  Jim  was  a senior trusted  advisor  to  the  CEOs  and  boards  of  many  of  the  world's  largest  companies.

Each of  these  new  independent  directors  has  reviewed  our  plan  and  is  excited  about  joining  our  board.  We  are  delighted  to  have  these  outstanding individuals on  our  team.  I  welcome  them  all.

I'm now  on  slide  number  18.  In  closing,  I  want  to  repeat  a  few  key  points.  First,  with  today's  announcement,  Hess  will  become  a  pure  play  E&P company and exit  the  downstream.  Second,  in  the  next  five  years,  we  expect  to  achieve  a  5%  to  8%  compound  average  annual  growth  rate  in production, with  aggregate  growth  through  2014  in  the  mid-teens.  Third,  we  will  apply  the  proceeds  from  all  asset sales announced  to  date,  first to bolster  our  balance  sheet  and  ensure  our  ability  to  fund  this  growth.  Second,  to  raise  our  common  stock  dividend  by  150%  to  a  $1  per  share.

Third returning  the  remaining  cash  proceeds  from  asset  sales  to  shareholders  through  share  buybacks.  Fourth,  the  strength  of  Hess  lies  in  its  world class team  of  E&P  professionals.  Their  collaborative  efforts  to  share  their  experience and expertise,  form  the  basis  of  our  confidences  in  delivering on our  five-year  plan  and  creating  significant  shareholder  value  in  the  years  beyond.

Lastly I  want  to  thank  our  outgoing  directors  for  their  instrumental  role  in  guiding  the  Company  through  this  transformation.   There  is  no  stronger statement of  their  leadership  and  contribution  to  this  Company,  than  the  quality  of  the  incoming  members  who  will  follow  in  their  footsteps.

I look  forward  to speaking with  you  more  about  Hess in the  days  and  weeks  ahead.  John Rielly and  Greg  Hill  are  here  with  me,  and  we  would  be happy now  to  take  any  questions.

QUESTIONS   AND   ANSWERS

Operator

(Operator Instructions)

Paul Sankey,  Deutsche  Bank.

Paul Sankey  -  Deutsche  Bank  -  Analyst

Hi, good  morning,  everyone. John, I  guess  a  simple  question  is,  why  did  this  take  so  long?  I  mean,  what,  why  did  it take an  activist  to  prompt  this? Thanks.

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

First of  all,  Paul,  a  couple  of  things  I'd  like  to  say to this. We have  had  this  strategic  transformation,  as  my  remarks  noted,  underway,  really  going back not  only  since  I  became  Chairman  and  we  started  to  shift  to  E&P,  but  predominantly  when  we  started  to  build  our  Bakken  position  in  2010. So this  is  not  something  that  just  happened  overnight,  and  is  response  to  an  activist.  In  fact,  Elliott  got  on  the  train  after  it  really  left  the  station. This is  a  carefully  structured  strategy  that's  been  given  a  lot  of  thought  and  it's  really  the  natural  culmination  of  the  strategic  transformation  I  went through in  my  remarks, so I  think  it's  important  to  realize  that.

Paul Sankey  -  Deutsche  Bank  -  Analyst

Okay. Thanks. And just  to  be  specific  on  the  volumes,  can  you  just  talk  through again, how,  how  we're  getting  to  the  numbers?  If  you  could  just add some  details,  if  you  want,  around  where  we're  going  to  be  in  2013,  and  where  we're  going  to  go  to  from  there?  Thanks.

John Rielly  -  Hess  Corp  -  SVP  & CFO

Sure, Paul.  If  we're  looking  at,  first,  let's  just  take  2012,  pro  forma  production.  If  our  actual  production  was  406,000  barrels  a  day  and  if  you  include all the  sales  that we've announced prior  to  today, and then  including  Indonesia  and  Thailand,  that drops that pro forma  production  to  289,000 barrels a  day  in  2012.  As  we  look  forward  in  2013,  on  our  prior  call,  we  had  talked  about  that  the  headline  production  number  would  be  375,000 to 390,000  barrels  a  day,  but  that  included  the  assets  that  would  be  producing,  that  would  be  sold,  ultimately  during  2013,  the  biggest  piece  of that being  Russia.  So  then,  our  guidance  at  that  time  was,  if  you  excluded  the  production  from  those  assets  being  sold,  that  would  be  325,000  to

340,000 barrels a  day.

With Indonesia  and Thailand, the  expected  production  from  those  two  assets  is  approximately  35,000  barrels  a  day.  So  if  you  take  that  35,000  off the guidance  that  we  gave, that takes you to  that  290,000 to 305,000  barrels  a  day  that  we  have  in  the  presentation.  So  there's  your,  that's  your base then,  to  289,000  going  to  this  290,000  to  305,000.  In  2013,  we  expect  a  significant  increase,  as  we  noted  in  the  presentation,  in  2014,  where the Bakken  production  really  begins  to  ramp  up  from  the  change  to  our  pad  drilling,  continued  Valhall  drilling  of  production  wells,  and  then  the Tubular Bells  development  coming  on.  So  we  have  significant  growth  then,  showing  in  2014.  But again, our  guidance  then,  on  the  5%  to  8%  CAGR growth comes  off  the  289,000  barrels  a  day  pro  forma  in  2012,  and  it's  driven  by  those,  those  projects  that  John  Hess  went  through.

Paul Sankey  -  Deutsche  Bank  -  Analyst

Yes. That's  very  clear.  Thanks  John.  Can  you  just  confirm  how  you're  assuming  assets  are  sold?  What  timing?   And  I'll  leave  it there, thank  you.

John Rielly  -  Hess  Corp  -  SVP  & CFO

At this  point,  I'd  guide  you  --  we'd  say  12 to 18  months.  I  mean,  it's  early  in  the  process,  but  our  guidance  would  be  that  we'd  complete  these  sales by the  end  of  2014.

Paul Sankey  -  Deutsche  Bank  -  Analyst

Yes. Thanks,  this  is  an  aggressive  and  impressive  response,  thanks.

Operator

Edward Westlake,  Credit  Suisse.

Edward Westlake  -  Credit  Suisse  -  Analyst

Yes. Good  morning.   Can  you  hear  me?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

Yes, we  can.

Edward Westlake  -  Credit  Suisse  -  Analyst

Great. Thanks  very  much.  A  very  detailed  presentation,  very  helpful.  I  guess  in  terms  of  resource  replacement,  as  you  look  forward  from  here,  you've laid out,  obviously,   Bakken  Shale  and  there's  [three-fourths]  potential  there,  you  have  got  the  Utica,  you  have  got  Ghana.  Are  you  comfortable  that the assets  and  drilling  around  the  assets  that  you  have,  can, I guess,  extend  the  growth  beyond  2017?  Or  maybe  talk  about  your  confidence in longer term  reserve  replacement?  Thank  you.

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

Yes, I think  as  John  mentioned  in  his  opening  remarks,  as you kind  of  go  into the long-term,  you  have  additional  growth  in  Valhall  and  Bakken  in the early  days,  in  the  outer  years  it's  driven  by  the  Utica  and  Ghana.  Ghana,  as  John  said,  very  promising, early days.  Have  a  lot  of  appraisal  drilling left to  do,  and  then  also  the  Utica,  although  early  days,  very  promising.   So  we're  gaining   confidence,   daily,  in  those  two  areas.

Edward Westlake  -  Credit  Suisse  -  Analyst

And then  on  the  Bakken.  I  mean,  do  you  think  you  can  cap  a  low  $9  million,  obviously,  as  you  shift  into  pad  drilling?  And  have  you  done  any  tests in your  acreage  of  --  at  Three  Forks?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

We have  done  some  test  of  the  Three  Forks,  and  we  anticipate  additional  appraisal  drilling  in  the  Three  Forks  this  year.  As  John  mentioned  in  his opening remarks  we're  at  $9  million  now,  and  we're  just  now  really  transformed  into  pad  drilling,  so  I  am  optimistic  that  further  reductions  will come.

Edward Westlake  -  Credit  Suisse  -  Analyst

Thank you.

Operator

Evan Calio,  Morgan  Stanley.

Evan Calio  -  Morgan  Stanley  -  Analyst

Yes. Good  morning,  guys.  Appreciate  the  clarity  this  morning.  John,  can  you  expand  on  that,  on  the  strategy,  or  new  hierarchy  and  the  use  of  the cash? I  mean  is  the  $4  billion  buyback  largely  one-time  funded  from  new  asset  sales,  given   that  you're  free  cash  flow  --  or  forecasting  free  cash  fell flat in  2013?

John Rielly  -  Hess  Corp  -  SVP  & CFO

Yes. Sure.  I'll  walk  you  through  that.  I  mean,  again,  so  what  are  we  talking about today? We  are  now  --  we  put  our strategy, returning  capital shareholders via  an  enhanced  sustained  common  dividend,  so  we've  increased  our  dividend,  and  now  we  have  the  authorization  for  the  $4  billion share repurchase.  So  what  we  expect  at  this  time,  as  I  said,  it  will  take  about  12  to  18  months  to  get  the  assets  sales  done.  We  expect  the  total proceeds from  our  asset  sales  to  fund  the  proceeds  that  John  had  articulated.

So the  first  thing  that  we'll  do  with  the  proceeds  is  repay  our  short-term  debt,  and  that  will be approximately   $2.5  billion.  We  will add to  cash  to the balance  sheet  of  approximately  $1  billion,  really  to  cushion  against  commodity  price  volatility,  and  then  we'll  also  use the proceeds  to  fund our development  program  that  Greg  just  discussed.  Then  we  will  have  excess  cash.  We  expect  to  have  excess  cash  from  those  asset  sales,  and  we're going to  use  that  excess  cash  to  repurchase,  at  this  point,  expect  to  repurchase  up  to  $4  billion  of  shares.

Evan Calio  -  Morgan  Stanley  -  Analyst

Any additional  hedging  in  connection  with  that,  you  know,  commitment  to  those  cash  strategies?

John Rielly  -  Hess  Corp  -  SVP  & CFO

So, in  our  10-K  if  you  see  for  2013,  we  now  have 90,000 barrels  a  day  hedged  at  a  price  of  $109.74  Brent.  So  we  do  have  that  in  2013.

Evan Calio  -  Morgan  Stanley  -  Analyst

On the  --  if  I  [may  ask]  that  question,  on  the  potential  monetization  in  the  Bakken  midstream  assets  that  you  discussed,  I  mean  these  are  embedded assets, and  could  you  provide  any  range  on  that  EBITDA  potential  or  just  clarify  the  description  of  assets  you're  considering,  or  you  would  consider including here?  And  in  addition,  why  2015,  as  most  of  those  assets  would  be  operating  --  generating  potential  cash, in something  that  could  be monetized in  the  2014  window?

John Rielly  -  Hess  Corp  -  SVP  & CFO

So, you're  right.  I  mean  it's  --  the  timing  of  monetizing  the  midstream  infrastructure  just  depends  on  when  that  midstream  infrastructure  has distributable cash  flow.  And  as  you  know,   we're  building  out  our  gas  plant  right  now,  and  there's  additional  gathering  facilities,  and  on  our  last  call we talked  about  that  we'll  be  spending  about  $500,000  million  in  the  Bakken  on  the  midstream  infrastructure.  So  we  do  expect,  to  your  point,  to complete this  kind  of  build-out  by  early  2014.  And  so  with  our guidance for  2015,  what  that  just  means,  is  we  think  we  need  some  historical performance there,  of  the  cash  flow,  of  the  EBITDA,  from  these  midstream  assets,  and  as  we  get  that  historical  performance,  I  expect  the  timing  of the monetization  is  2015.

Evan Calio  -  Morgan  Stanley  -  Analyst

Perfect. And  if  I  could  just  follow-up  with  just  one  last  question,  and  really  follow-up  to  the  first  question.  Could  you  guys  provide  any,  like  a pro forma 2013  CapEx  on  the  lower  production  volume  that  you're  showing,   as  you  know,  289,  2012  pro  forma?  Meaning,  how  much  of  the  CapEx  is associated with  assets  being  sold  in  this  --  the  $6.8  billion  guidance  of  earlier  in  the  year?

John Rielly  -  Hess  Corp  -  SVP  & CFO

Sure. It  is  actually  in  the  back  slides  that  we  didn't walk through,  but  as  --  in  the  slide  that  talks  about, kind of,  some  of  our  reductions  in  capital,  so on the  upstream  side,  we  have  $6.7  billion  of  capital  that  we  gave  out,  that's  capital  and exploratory spend.  The  pro  forma  number  on  that  $6.2 billion, excluding  these  asset  sales.

Evan Calio  -  Morgan  Stanley  -  Analyst

Perfect. I  appreciate  that.

John Rielly  -  Hess  Corp  -  SVP  & CFO

You're welcome.

Operator

Roger Read,  Wells  Fargo.

Roger Read  -  Wells  Fargo  Securities  -  Analyst

Yes. Good  morning.  I  guess  quick  questions  I  had,  just  to think about,  kind  of  future  margins,  or  returns  here,  as  we  look  at  a  more  focused  asset base? Can  you  kind  of  walk  us through the  impacts  of  where  you're  going  to  be  seeing  production  increasing,  for  example,  the  Northern  Malay Basin versus  the  assets  you're  selling  there,  and  then  also,  sort  of  the  impact  on  tax  structure  once  assets,  such  as  the  Russian  operations,  are  gone versus, what  we  know   as  a  high  tax  area  such  as  Norway?  It  may  be  a  little early for  some  of  that,  but  I'm  just  trying  to  understand  as  we,  you  know, try to  make  an  expectation  of  '14  or  '15  cash  flow,  some  of  the  moving  parts  here.

John Rielly  -  Hess  Corp  -  SVP  & CFO

Sure. Roger  it  is  early,  but I can  give you some  general  ideas  on  what  we  see  with  our  pro  forma  portfolio.  As  John  had  mentioned  in  his  remarks, right now with our  --  with  this  focused  portfolio, as you  mentioned,  will  generate  higher  growth  than  we  had  before.  The  other  thing  that  the portfolio is  providing,  is  a  higher  cash  margin  per  barrel.  And  as  John  mentioned,  we're  estimating  that  to  be  at  $5,  so  every  barrel  we're  producing in this  new  portfolio,  is,  on  average,  giving  us  a  $5  higher  cash  margin.

And then  just  in  relation  to  the  last  question,   as  we  see  in  our  portfolio,  we  have  some  reduced  capital  spending  that  we'll  have  going  forward,  as Greg is  talking  about  some  efficiencies  that  will  continue  to  drive  in  the  Bakken.  And  as  John  Hess  mentioned  earlier,  we're  undergoing  a  significant cost reduction  program,  so  that  we  see  incremental   savings,  and  this  is  beyond  the  direct  costs  associated  with  the  assets  being  sold,  of  $150 million right  now.  So  overall,  just  to  answer  your  question,  obviously  we  see  the  returns  in  the  new  portfolio  obviously  being  positive  as  compared to the  prior  portfolio.

And the  assets  driving  it?  As  I  think  was  your  question?  Again,  the  growth  in  the  early  stages  we're  going  to  be  Bakken,  which  has  great  cash  margins and excellent  returns.  Valhall,  now  has  completed   its  redevelopment  projects,  so  the  significant  capital  is  behind  it.  What  we're  doing  now  is,  just

-- now  drilling  up  the  field,  and  BP  is  now  drilling  up  the  field.  So,  it's  just  drilling  production  wells  and  taking  it  through  this  infrastructure  that we've already  paid  for.

So those  two  are  driving  our  early  production,  and  then  Tubular  Bells,  obviously,  I  know,  having  assets  producing  in  the  Gulf  of  Mexico  in  the  fiscal terms that  you have here  in  the  US,  is  extremely  favorable.  So  with  those  assets  really  driving  our  short-term  growth  to  your  point,  we're  seeing  -- going to  be  a  nice  EBITDA  in  cash  flow  coming  out  of  this  new  focus  portfolio.

Roger Read  -  Wells  Fargo  Securities  -  Analyst

Okay. Thanks,  and  then  just  kind  of  a follow-up on  the  returns  question.  I  mean,  I  understand  where  you  intend  to  grow  here,  but  if  you  were  to just say,  what  area,  which  region,  produces  the  best  returns  for  you  right  now,  I  mean,  is  it  clear  that  it's  the  Bakken, or does  another  one  of  the opportunities compete  favorably  with  that?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

The Bakken  has  excellent  returns  on  it.  I  mean,  the  way  you  have  to look at  this  though  is,  there  will be assets,  as  I  spoke  of  before,  that  have  the complete infrastructure  build-out,  and  then  drilling  a  well and turning  it  on,  will  have  fantastic  returns.  Pick  Equatorial  Guinea.  We  have  been operating there  for  a  while.  It's  mature.  We  are  drilling  wells  there  that  have  unbelievable  returns.  So  you  have  different  aspects  going  across  the portfolio that  --  where  we  can  allocate  capital,  and  we're  going  to  allocate  it efficiently. In  our  growth  assets,  though,  Bakken,  Valhall,  and  Tubular Bells, we  have  excellent   returns   that  will  be  coming  from  those  assets.

Roger Read  -  Wells  Fargo  Securities  -  Analyst

Okay. And  then  my  final  question.  If  we  think  about  Ghana,  I  know  that's  much  further  out  here,  but  you  have  a  very  high  working  interest  ownership position there.  I  would  expect  that  you  sell that down.  Is  some  of  that  capital?  Or  is  that  capital  in  addition  to  the  $4  billion  we're  talking  about, that would  be  returned  to  shareholders,  via  the  asset  sales  of  everything  that  was  talked  about  today?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

Yes. Of  course,  no,  that's   out  further  in  future.  We'll  begin  an  appraisal  program  next  year,  and  that's  in  all  of  our  funding  growth  estimates  for  the proceeds. We're  early  phases  there,  as  we  said,  we're  going  to  be  in  an  appraisal  program.  As  we've  stated  previously  on  conference  calls,  we  would like to  bring  our  working  interest  down.  That's  going  to  be  a  matter  of  timing  as  to  when  that  occurs.

Roger Read  -  Wells  Fargo  Securities  -  Analyst

And the  funds  for  that  would  be  whatever  you  need  funds  for  at  the  time.  We're  not,  pegging  those  funds  to  something  in  particular  right  here?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

No, we  aren't.

Roger Read  -  Wells  Fargo  Securities  -  Analyst

Okay. Thank  you.

Operator

Doug Leggate,  Bank  of  America  Merrill  Lynch.

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

Thanks everybody,  a  joint  congratulations and a  thorough  response  to  recent events. I  have  three  quick  ones  if  I  may,  moving  [forward  to  take  my call from  here].  First,  on  the  downstream.  The  exit  of  retail  and downstream is  that  intend  as  a  sale,  or  are  there  any  other  options  on  the  table,  for example an  IPO?  [I  know]  one  was  relatively  small,  but  just  want  to  get  --  make  sure  that  we  dot  the  i's  there,  on  any  tax consequences from  John Rielly please?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

Yes. In  terms   of  moving  forward,  in  terms  of  pursuing  strategic  options  to  maximize  value,  be  it  the  retail  marketing  business  or  energy  marketing business, we  are  evaluating  several  options  to  monetize  these  businesses  to  maximize  shareholder  value.  And  we  are  just  starting  that  process. We're moving  forward  in  an  orderly  manner,  and  we'll  keep  you  informed.

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

And tax  consequences?

John Rielly  -  Hess  Corp  -  SVP  & CFO

Sure, Doug.  As  I  see  it  now,  the  US  cash  taxes  will  be  substantially  deferred,  because  the  intangible  drilling  cost  deductions  from  our  unconventionals operations, and  of  course,  the  combination  of  timing,  structure,  and  alternative  minimum  tax  come  into  play,  but relative to  proceeds  and  gains, cash tax  deferral  will  be  substantial.

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

So what  I'm  referring  to  specifically,  is  if  you  sell  the  downstream,  is  there  a  tax?  What's  the  tax  basis  on  those  assets?

John Rielly  -  Hess  Corp  -  SVP  & CFO

The tax  basis  of  those  assets,  will  generate  a  significant  taxable  gain,  Doug, from that  standpoint.  However,  if  the  cash  taxes  associated with those will be  deferred,  because  of  the  deductions  we  have  from  the  IDCs  and  the  unconventionals.

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

Understood. Thank  you.  My  second  question  is,  John,  you  know  the  additional  asset sales are,  I  think  you  had  some  indicated  time  [INDISCERNIBLE]  in  the costs potentially  going  forward,  but  can  you  help  us  with  the  pro  forma  cash,  cash  per  barrel  impact?  As  to what the  portfolio  looks  like?  I  guess what I'm  really  trying  to  figure  out  is,  were  these  assets  for  sale,  significant  free  cash  generators?  And  when  answering  the  question,  if  I  could  also ask  you  about  some  of  your  other  peripheral  assets  that  you  haven't  mentioned?  For  example,  Australia?  You're  small  working  interest  in  non-operated exploration  in  Brunei?  I  guess  what  I'm  really  trying  to  get  to  is,  is  the  process  done  now  or  are  there  still  additional  things  that  could  be  sold?  And I've got  one  (inaudible)  follow-up  please?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

Why don't  I  start.  I'll  start  Doug,  because  you  had  a  lot  of  questions  there.  So  I'm  just  going  to  just  go  through  the  beginning  part,  and  I  think  you're trying to  get  some  help  on cash flow  from  --  per  barrel  or  cash  margins  going  forward.  And  as  we  said,  that  will  increase  $5  per  barrel  on the remaining portfolio.  But  to  help  you  out,  let's  just  talk  2012  pro  forma.  The  capital  expenditures  for  all  these  assets  that  we  are  selling  in  2012,  was

$1.030 billion,  that  was  the  actual  capital  associated  with  those  assets  being  sold.

assets. So  Indonesia   and  Thailand   will have, because  they  are  more  gas  linked  than  oil  linked,  they  have  a  lower  cash  margin  per  barrel  than  the

remaining part  of  our  portfolio.  The  real  driver,  I  think,   as  you  know,  to  increase  the  cash  margin  per  barrel  going  forward,  relates  to  Russia.  Where the prices  that  we  get  for  the  Russian  crude  is  significantly  lower  than  the  rest  of  the  portfolio.  So  that's  what  drives  the  ultimate  increase  in  our cash margin  then  going  forward.

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

Yes, Doug, you mentioned   a  couple  other  assets,  you  know  why didn't  you  sell  them?  One  of  them  being  Australia.  I  guess  for  assets  like  Australia, and Stampede,  and  even  Brunei,  frankly, we just  don't  feel  like  they're  at  the  right  point  in  their  lifecycle  to  really  pursue  monetization  alternatives.

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

Thanks, and  might  [--  I  what  the  last  one  is].  I'm  just  going  to try this  on  for  size, but Ghana,  you  really haven't given  us  any  idea  of  scale.  Is  there any color  you  can  share  there,  as  particularly,   given  that  you're  including it in  your  growth  targets?   Is  there  a  meaningful  amount  of  volume associated? And  if  so  [or  is  that]  --  going  to  leave  it there. Thank  you.

John Rielly  -  Hess  Corp  -  SVP  & CFO

Doug, could  I  just  start, and Greg  will  add  about  Ghana.  But  those  growth  targets  that  we  talked  about,  at  5%  to  8%  CAGR  growth  off  2012 pro forma production  does  not  include  any  production  from  Ghana,  so  that  is  beyond  2017.  And  Greg  can  give  you  some  color  on  Ghana.

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

Yes, Doug,   so  on  Ghana,  as  you  know  we're  in  the  middle  of  negotiating  an  appraisal  program  with  the  government,  but  we  do  not  want  to,  we do not  want  to  share  any  volumes  at  this  point in time.  What  I  will  say,  however,  though,  is  we're progressing pre-development  studies.  So  I  think that's a clue  that,  you know, we believe  we  have  enough  for  a  commercial  hub  there  to  begin  development.

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

What does  that  come  out  to  a  threshold  Greg?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

Can't be  specific  right  now,  Doug,  sorry.  (laughter)

Doug Leggate  -  BofA  Merrill  Lynch  -  Analyst

All right.  I'll  leave  it there, thanks.

Operator

Arjun Murti,  Goldman  Sachs.

Arjun Murti  -  Goldman  Sachs  -  Analyst

Thank you  and  thanks  for  all  the  update  as  well  on  today's  presentation.  Just  a  question,  one  thing  you've  been  working  towards  has  been  a  better balance between  cash  flow  and  CapEx.  And  just  curious   with  the  higher  growth  rate  now,  I  realize  some  of  these  proceeds  are  going  to  be  used  to help fund  CapEx  over  the  next  year  or  so,  but  long-term,  can  you  make  any  comments  on  how  you  are  thinking  about  that  balance  --  will  look  like?

John Rielly  -  Hess  Corp  -  SVP  & CFO

Sure. Arjun,  obviously   on  --  over  a  long-term  period, obviously we want  to  be  spending underneath our  cash  flow  as  we  go  forward  and  still  -- generate this  growth.  What  we  have  is,  as  Greg  has  mentioned,   and  I  think  we've  talked  about  it  earlier,  we  still  do  have  some  build-out  of  the Bakken going  on.  We've  got  the  midstream  build-out,  $500  million  that  we're  estimating  this  year  on  the  Bakken,  and  we're  beginning  to  ramp  up now with  the  production  drilling  in  Valhall.  So  the  production  and  the  cash  flow  will  come  a  little  bit  later.  At  this  point  in  time  still,  as  we  see  in  '13 and '14,  some  of  these  --  this  assets  [to]  proceeds   as  we  said  are  being  allocated  to  fund  this  program.  Then  this  focused  portfolio,  as  we  see  going forward, begins  to  generate  that  excess  cash  flow.

Arjun Murti  -  Goldman  Sachs  -  Analyst

I think,  John,  you'd  previously  targeted,  having  kind  of  the  balance  between  cash  flow  and  CapEx  in  '14,  but  you  are  targeting  a  higher  growth  rate now, so  I  guess  X  asset  sales.  Should   we  just  think  about,  maybe,  there  is  a bit more  CapEx,  but  in  return  we're  getting  a higher targeted  growth rate?

John Rielly  -  Hess  Corp  -  SVP  & CFO

That is  correct.

Arjun Murti  -  Goldman  Sachs  -  Analyst

That's terrific.  You  mentioned  the  potential  to  monetize  the  Bakken  midstream.  Are  there  other  midstream  assets  that  you  could  also  stick  in  some vehicle? For  example,  the  Gulf  of  Mexico,  you have some  producing  fields,  or  are  you  really  just  thinking  of  the  Bakken  at  this  point?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

At this  point Arjun, we're  just  thinking  about  the  Bakken.

Arjun Murti  -  Goldman  Sachs  -  Analyst

Okay. Great.  And  then  just  lastly,  one  thing  about  Valhall,  is  you  have a large  interest,  but  BP  is  the  operator  with  the  smaller  interest.  You've  got some smaller  interests  in  the  Gulf  of  Mexico  in  their  fields  --  can  I  presume  there  are  additional   asset  exchanges  and  flops  you'll  be  looking  at  as just part  of  normal  ongoing  restructuring  activities  and  business  development?

Greg Hill  -  Hess  Corp  -  Senior  Executive,  Board  of  Directors

Yes, Arjun,   I  think  not  to  be  specific  about  Valhall,  but  as you know,  we've  been  very  active  portfolio  managers,  so  I  think  in  the  course  of  normal business, we  will  always  be  looking  at  ways  to  further  optimize  our  portfolio.

Arjun Murti  -  Goldman  Sachs  -  Analyst

That's great.  Thank  you  so  much.

Operator

Doug Terreson,  ISI.

Doug Terreson  -  ISI  Group  -  Analyst

Good morning  everybody,  congratulations  on  your  new  initiatives.  John,  there  was  a  lot  of  commentary  today  on  capital  allocation,  return  of  capital to shareholders,  et  cetera,  and  on  this  point,  my  question   is,  post  to  transition  to  becoming  a  pure  play  E&P  company,  where  will  emphasis  be placed  as  it  relates  to  measurement  of  corporate  performance?  Meaning,  while  it  may  be  too  early  to  know,  since  the  newly  proposed  board  is  yet to assemble,  do  you  envision  growth  superseding  returns  in  importance,  or  vice  versa?  Or  do  you  think  changes  are  even needed in  this  area?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

Well, I  think  is  --  very  good  question.  We've  got  the  right  balance.  What  did  we  say?  We  want  to  fund  our  growth  of  our  reserves  and  production. We're in  the  E&P  business  to  build  that  value  for  our  shareholders,  and  we  certainly  feel  we  have  the  right  plan  to  maximize  shareholder  value,  that our Board  and management team  have  put  in  place.  Having  said  that,  obviously,   as  you  invest  money,  the  whole  reason  you  invest  money  is  to maximize returns.

Doug Terreson  -  ISI  Group  -  Analyst

Yes.

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

So, we  intend  to  do  both.  We're  going  to  have  a  growth  rate,  but  we're  also  going  to  have an expanding  cash  margin  that  we  talked  about.  But  in all of  that,  we'll  allocate  capital  to  maximize  returns.

Doug Terreson  -  ISI  Group  -  Analyst

Good answer,  John.

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

And, and  I  think,  you  know,  the  other  important  thing  is,  we  are  very  happy  and  proud  to  have the new  directors  that  just  joined  us.  They're  all independent. Three  have,  extensive  experience  in  E&P,  and  the  other  three  have  extensive  experience  in  business  and  finance,  and  I  think  that  the new directors  have  approved  our  strategy,  are  enthusiastic  about  our  strategy,  is  a  testament  that  it  is  the  right  strategy  to  maximize  value  for  our shareholders, and  it's  the  right  one  for  our  shareholders.

Doug Terreson  -  ISI  Group  -  Analyst

Right. Good  answer,  John.  Thanks  a  lot.

Operator

John Herrlin,  Societe  Generale

John Herrlin  -  Societe  Generale  -  Analyst

Yes, hi,  three   quick   ones.  There's  been  no  mention  of  potential  restructuring   charges,  could  you  address  that  John  Rielly?

John Rielly  -  Hess  Corp  -  SVP  & CFO

Sure, as  part  of  this  transition,  there  clearly  will  be  restructuring  charges,  and  I  think,   as  John  had  mentioned   earlier,  with  the  cost  savings  program this we're  looking  at,  I  would  tell  you  that  we  would  look  to  see  that  beginning  to  flow  through  in  2014,  because  there  will  be costs associated  with the asset  sales,  restructuring   costs,  and  actually  just  costs  associated  with  putting  the  cost  reduction  programs  in  place.  So  that  will  come  about. It's a  little  early  right  now.  I  think  as  we  get  through  our  first  quarter  earnings  call,  we'll  begin  to  have  a  little  bit  more  of  a  view  on  that,  and  we  can provide updates  on  that.

John Herrlin  -  Societe  Generale  -  Analyst

Okay. That's  fine.  How  about  the  tax  efficiency  of  the  international  sales?  You  mentioned  domestic  ones,  what  about  international?

John Rielly  -  Hess  Corp  -  SVP  & CFO

And right  now,  I  would  tell  you  John,  I  do  see  some  tax  leakage  on  the  international  sales,  I  would  say  it's  small  in  relation  to  the  aggregate  proceeds and gain  that  we  will see there.  It's  going  to depend on  the  buyer  and  how  the  sale  is  structured,  and  I  mean,  I'll  have  a  better  idea  of  that  as  we get further  into  the  process.

John Herrlin  -  Societe  Generale  -  Analyst

Okay. Last  one  for  me  is  on,  kind  of,  head  counts,  and  this  may  be  premature  too,  you  ended  last  year  with  close  to  15,000  employees,  like  14,700 something like  that.  How  will  the  new  Hess  look  pro  forma  everything?  How  much  smaller  are  you  getting?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

As we  reshape  our  portfolio business, we'll  give  you  an  update on that.  I  might  tell  you  that  approximately  half  of  those  employees  are  associated with the  retail  business,  and  obviously  as  we  exit  the  retail  business,  they  will  not  with  the  E&P  company.  But  more  definition  than  that,  you  know, let us  get  our  plans  in  place,  and  as  soon  as  we  can  give  definition,  we  will.

John Herrlin  -  Societe  Generale  -  Analyst

Thanks, John.

Operator

Blake Fernandez,  Howard  Weil.

Blake Fernandez  -  Howard  Weil  Incorporated  -  Analyst

Folks, good  morning.  John  Rielly,  just  to  ensure  that  our  estimates  are  aligned  with  the  way  you're  giving  reporting  going  forward,  is  it  fair  to  say the assets  being  marketed,   are  those  going  to  be  stripped  out  as,  I  guess, assets being  held  for  sale?

John Rielly  -  Hess  Corp  -  SVP  & CFO

That's a  great  question,  Blake,  and  we  are  looking  at  that  right  now.  I  can't  tell  you  the  exact format of  how  the  reporting  would  be,  but  we  are looking at  it.  Again  it  depends  on  some  of  the  structures  that  we  do,  but  what  I  would  tell  you  is, no matter  what  the  actual  statements  go  in  per GAAP, we  will  give  you  a  pro  forma  reporting.  So  we'll  be  able  to  give  the  guidance  and  the  numbers   associated  as  if  these  assets  were  not  in  the portfolio.

Blake Fernandez  -  Howard  Weil  Incorporated  -  Analyst

Okay. Great.  The  second  question  I  had,  I  think  you  addressed  the  fact  that  you're  in  [like]  the  initial  phases  of  evaluating  the  retail,  whether  it's  a spin or  sale  or  et  cetera.  Is  that  also  the  case  for  the  Bakken  midstream?  In  other  words,  is  it MLP a  consideration  or  is  it an outright  sale?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

Yes, we  are  going  look  at  all  the  options,  and  what's  going  to  be  behind  it,  is  maximizing  shareholder  value.

Blake Fernandez  -  Howard  Weil  Incorporated  -  Analyst

Okay. Great.  The  last  question  I  had,  and  I  think  this  may  have  tied  in  with  the  previous  question,  but  I'm  just  --  is  there  a  fourth  phase  to  come  here down the  road?  Or  are  we  really,  kind  of,  at  the  final  phases  of  the  --  of  shaking  the  portfolio  here?

John Hess  -  Hess  Corp  -  Chairman  of  the  Board  &  CEO

No, this  is  the  --  fair  question.  This  is  a  culmination  of  a  multi  year  strategy  to transform Hess into a  pure  E&P  play.  Any  asset  sales  or  acquisitions after this,  are  totally  to  upgrade  the  portfolio.  So  this  is  the  culmination  right  here,  becoming  a  pure  play  E&P  company.

Blake Fernandez  -  Howard  Weil  Incorporated  -  Analyst

Okay. Thank  you  very  much.

Operator

Thank you ladies and  gentlemen,  we  have  no  further  questions,  and  I'll  thank  you  for  your  participation  in  today's  conference.  This  now  concludes your presentation.  You  may  now  disconnect.  Have  a  good  day.

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